INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 4th day of November, 2008, to be effective as of the 23rd day of February, 2009, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and American Century Investment Management, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Amended Investment Advisory Agreement effective April 30, 2007 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of the Mid Cap Value Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Portfolio and, to the extent necessary, the shareholders of the Portfolio, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement;

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.        Appointment.    The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2.        Services.

(a)        Subject to supervision and oversight by the Adviser and the Company’s Board of Directors, the Sub-Adviser shall manage (i) the investment operations for the Portfolio’s assets by specific investment style agreed upon by the Adviser and Sub-Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following:

(1)        The Sub-Adviser shall provide supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by such Portfolio and what portion of such Portfolio’s assets will be invested or held uninvested in cash.

(2)        In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures of which it has received prior written notice and (iii) except as provided otherwise in this Agreement, the instructions and directions of the Adviser and of the Board of Directors and (b) will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(3)        The Sub-Adviser shall determine the securities to be purchased or sold with respect to the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio’s Registration Statement (as defined herein) or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. The Sub-Adviser shall be responsible for setting up and maintaining brokerage accounts and other accounts the parties deem advisable to allow for the purchase and sale of the various forms of securities and other instruments pursuant to the Agreement, including futures accounts, ISDAs and other accounts or arrangements with respect to derivatives and other special investment. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolio with brokers, subject to review by the Company’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. Notwithstanding the foregoing, nothing shall require the Sub-Adviser to use a broker that provides research services or to use a particular broker recommended by the Adviser.

(4)        On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(5)        The Sub-Adviser at its expense will make available to the Directors of the Company and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Directors of the Company and Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder; provided, however, that the Sub-Adviser’s portfolio managers will not be required to meet in person with the Directors of the Company and the Adviser more than twice per year. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Portfolio and the Company’s Directors.

(6)        The Adviser acknowledges and agrees that the Sub-Adviser is not the Portfolio’s pricing agent, and is not responsible for pricing the securities held by the Portfolio, however, the Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise and in accordance with procedures adopted by the Directors of the Company, as amended from time to time, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Portfolio and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share.

(7)        The Sub-Adviser at its expense will provide the Adviser and/or the Company’s Chief Compliance Officer with such compliance reports as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio, as well as any change in portfolio manager(s) of the Portfolio.

(8)        Unless otherwise directed by the Adviser or the Company’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Company’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the

Company’s Board of Directors, the Sub-Adviser’s proxy voting policy. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(9)        The Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review, with respect to disclosures prepared pursuant to (i), above, draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer and Principal Accounting Officer.

(10)       The Sub-Adviser shall provide the Portfolio’s custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the transmission of trade information to the Portfolio’s custodian via SWIFT. The Sub-Adviser will be responsible for providing Portfolio trade information to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements as the Adviser and the Sub-Adviser shall agree on. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy.

(11)      The Sub-Adviser shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(12)      The Sub-Adviser shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

a.        that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

b.        that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c.        of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined herein, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(13)        The Sub-Adviser shall furnish to regulatory authorities any information or reports in connection with its services as may be lawfully requested by such regulatory authority, provided, however, that the Sub-Adviser shall not otherwise be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns, schedules of investments or financial statements) required of the Portfolio by any governmental or regulatory agency, except as provided herein or as expressly agreed to in writing. The Sub-Adviser shall also, at the Adviser’s request, certify to the Portfolio’s auditors that sales or purchases aggregated with those of other clients of the Sub-Adviser, as described in Section 2(a)(4), above, were allocated in a manner it considers to be equitable.

(b)        The Sub-Adviser shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(c)        The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.

3.        Duties of Adviser.

(a)        The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)        The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1)        Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto;

(2)        Prospectus(es) of the Portfolio;

(3)        The Adviser’s current Form ADV;

(4)        The Advisory Agreement; and

(5)        The Articles of Incorporation and Bylaws of the Company.

(c)        All cash, securities and other assets of the Portfolio shall be held at all times by such entity or entities engaged by the Company to be the custodian in compliance with Section 17(f) of the 1940 Act. The Sub-Adviser shall not be responsible for establishing any custody arrangements involving any assets of the Portfolio or for the payment of any custodial charges or fees, nor shall the Sub-Adviser have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide, or direct the custodian to provide, to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may request, including daily information on cash balances available for investment, Portfolio redemption activity and market value of the securities held by the Portfolio.

4.        Compensation and Expenses.

(a)        For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for the Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)        During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement, which expenses shall not include (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest, and (c) custodian fees and expenses.

5.        Representations and Warranties of Adviser and Sub-Adviser.

(a)        The Adviser represents, warrants and agrees as follows:

(1)        The Adviser is registered as an investment adviser under the Investment Adviser’s Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(2)        The appointment of the Sub-Adviser has been duly authorized by the Company and the Adviser has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Articles of Incorporation, Bylaws or any material laws.

(b)        The Sub-Adviser represents, warrants and agrees as follows:

(1)        The Sub-Adviser is registered as an investment adviser under the Advisers Act, and will continue to be so registered while this Agreement is in effect.

(2)        The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(3)        The Sub-Adviser has provided the Adviser and the Company with a copy of Part II of its Form ADV as most recently filed with the Commission, and will promptly after filing its annual amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser. In addition to providing annual updates, the Sub-Adviser further agrees to provide the most current version of Part II of its Form ADV at such times as the Adviser may reasonably request.

(4)        The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Directors of the Company a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(5)        The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

6.        Books and Records.    The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Company’s Board of Directors such periodic and special reports as the Company’s Board of Directors may reasonably request. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Company and the Sub-Adviser will surrender promptly to the Company any of such records upon the Company’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) of this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

7.        Limitation of Liability.  The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Adviser, the Portfolio or any shareholder of the Portfolio in connection with the performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

8.        Term and Termination.    This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ prior written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days’ prior written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

9.        Services to Other Clients.  The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

10.      Use of Names.    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Company (collectively, the “Portfolio Communications”) and the Sub-Adviser agrees to permit the use of the Sub-Adviser name in the Portfolio Communications so long as such use is limited to the Portfolio name. In the event that the Portfolio Communications use the Sub-Adviser Name, a derivative logo or other similar information in a context outside the Portfolio name, the Adviser shall provide all such Portfolio Communications to the Sub-Adviser for approval prior to their use and the Sub-Adviser shall respond with any comments as soon as reasonably practicable. The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications. Upon the termination of the Agreement, the Adviser and Portfolio shall cease use of the Sub-Adviser Name, derivative logo or other information as soon as reasonably practicable.

11.      No Personal Liability.  No director or shareholder of the Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

12.      Notices.  Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jefferson V. DeAngelis, President

To the Sub-Adviser at:

American Century Investments
4500 Main Street
Kansas City, MO 64111
Attention: General Counsel

13.      Amendments.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

14.      Governing Law.    This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15.      Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

16.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

17.      Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18.      Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.      Confidentiality.  The parties to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the other regarding such party’s business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Portfolio. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior written consent of the other party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Agreement. The foregoing shall also not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall provide reasonable notice to the other party hereto prior to any such disclosure when such notice is practicable or lawful.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ JEFFERSON V. DeANGELIS	By: /s/ OTIS H. COWAN

Name: JEFFERSON V. DeANGELIS	Name: OTIS H. COWAN

Title: President	Title: Vice President

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

DATED NOVEMBER 4, 2008

Portfolio	Fee
Mid Cap Value	0.57% on first $50 million of average daily net assets
0.52% on next $50 million of average daily net assets
0.50% on next $200 million of average daily net assets
0.45% on next $200 million of average daily net assets
0.40% on average daily net assets exceeding $500 million